Exhibit 99.1

Media General Reports Fourth-Quarter 2006 Results

          RICHMOND, Va., Jan. 31 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income for the fourth quarter of 2006 of $31.6 million, or $1.33 per diluted share, up 26.7 percent, from net income in the 2005 fourth quarter of $25 million, or $1.05 per diluted share. Income from continuing operations was $32.1 million, or $1.35 per diluted share, compared with $23.9 million, or $1.00 per diluted share, in the 2005 quarter.

          The 2006 results included the benefit of four new NBC television stations, acquired June 26, 2006, and 14 weeks in the 2006 quarter compared with 13 weeks in the fourth quarter of 2005. Although it is difficult to precisely quantify the impact of the additional week, the company has estimated the impact on key metrics throughout this release in order to allow meaningful comparisons.

          “Media General’s strong profit improvement in the fourth quarter was mostly due to the outstanding performance of our Broadcast Division, bolstered by the four new NBC stations, and record Political revenues of $34.3 million,” said Marshall N. Morton, president and chief executive officer. “Additionally, equity income from our investment in SP Newsprint was $3.2 million higher in the 2006 fourth quarter. These favorable contributions to our fourth-quarter results more than offset lower Publishing Division profit and acquisition-related interest and intangible amortization expenses,” he said.

           Total company revenues in the fourth quarter of 2006 of $294.7 million, increased 26 percent, including the new NBC stations. Excluding the new stations, total revenues increased 10.7 percent. The additional week in the 2006 quarter contributed an estimated $18.5 million in total revenues, including the new NBC stations.

          Publishing Division profit for the quarter decreased 10.4 percent. Total divisional revenues increased 3.4 percent and newspaper advertising revenues were up 3.8 percent from last year’s fourth quarter. Excluding the additional week in 2006, Publishing revenues declined 3.4 percent and advertising revenues declined 3 percent.

          Retail revenues increased $4.9 million, or 7.5 percent, reflecting the additional week, as well as new revenue development initiatives and higher spending in selected categories across many markets. The Tampa Tribune and its associated daily newspapers generated an 8.2 percent increase in Retail revenues, including higher spending in the home improvement, home furnishings, and grocery store categories. At the Richmond Times-Dispatch and the Winston-Salem Journal, Retail revenues rose 6.8 percent with increases in several different categories. Retail revenues for the Community Newspaper group rose 7.3 percent.

          Despite the impact of the extra week, Classified advertising revenues in the fourth quarter were slightly below last year. The Richmond Times-Dispatch generated a 12.2 percent increase in Classified revenues, while The Tampa Tribune and Winston-Salem Journal reported decreases of 10 percent and 1.8 percent, respectively. The Community Newspapers group generated a 3.8 percent increase in Classified revenues.

          Help-wanted linage for the company’s three metro newspapers declined 13.7 percent. Employment linage at The Tampa Tribune and Richmond Times-Dispatch decreased 29 percent and 8.5 percent, respectively, while the Winston-Salem Journal generated a 5 percent increase.

          Automotive linage was down 10.1 percent for the three metros.

          Real estate Classified linage at the three metros decreased 3.7 percent. The Richmond Times-Dispatch and Winston-Salem Journal generated increases of 12.9 percent and 5.5 percent, respectively, while the Tampa Tribune experienced a 17.2 percent decrease from the prior-year.

          National advertising revenues for the quarter increased 1.5 percent. The Richmond Times-Dispatch generated an increase of 1.5 percent, mainly the result of higher spending in the insurance category. National advertising was even with the fourth quarter of 2005 at The Tampa Tribune and included advances in telecommunications and financial advertising partially offset by lower automotive advertising. The Winston-Salem Journal was down 4.5 percent, primarily reflecting lower automotive advertising.

          Circulation revenues for the fourth quarter were up nominally, including the additional week. Seven Media General newspapers posted increases in net-paid Daily Circulation, including the Richmond Times-Dispatch, and eight did so for Sunday, including the Winston-Salem Journal.

          Publishing Division expenses increased 8.3 percent in the fourth quarter. Excluding the additional week, expenses were up only 1.1 percent, and newsprint expense decreased 3 percent. Higher newsprint prices were more than offset by lower consumption. The average price per ton increased $49 from the 2005 quarter.

          Broadcast Division profit for the quarter more than doubled to $46.1 million, including the new stations.  Excluding the new stations, segment profit increased nearly 50 percent.

          Total Broadcast revenues grew 74.1 percent, to $128 million, including the new stations. Excluding the new stations, total revenues increased 25.4 percent. Excluding the new stations and additional week in 2006, total revenues were up 17.4 percent.

          Total Political revenues of $34.3 million compared with $375,000 in the 2005 quarter, and were generated from hotly contested gubernatorial races in Rhode Island, Florida and Ohio, and by U.S. Senate campaigns in Rhode Island, Ohio, Florida and Tennessee. This spending was augmented by issues advertising in Rhode Island, Florida and Ohio. Political revenues included $15.2 million from the four new NBC stations.

          Gross time sales increased $62.6 million, or 85.1 percent, including the new stations, and gross time sales increased 27.5 percent, excluding the new stations.

          Local time sales grew $14.9 million, or 30.2 percent, including the new stations. Excluding these stations, Local time sales decreased less than one percent. Higher spending in the telecommunications and services categories was offset by lower automotive advertising.

          National time sales increased $13.8 million, or 57.6 percent. Excluding the new stations, National time sales rose 7 percent. Categories showing increases for the quarter included telecommunications and automotive, while fast food and entertainment declined.

          Broadcast expenses for the quarter increased 15.6 percent, excluding the new stations. Excluding the additional week, Broadcast expenses increased 7.3 percent in the quarter, one-half of which was due to higher cost of goods sold at the company’s equipment subsidiary.

          Interactive Media Division revenues of $7.1 million increased 24 percent over the 2005 quarter, including Web sites associated with the new NBC stations. Page views and visitor sessions for the fourth quarter rose 21 percent and 25 percent, respectively, including the new NBC station Web sites. Local online revenues increased 47.6 percent as the result of continued growth in banners and sponsorships. National/Regional revenues more than doubled, due to a greater focus on Regional advertising. Classified advertising was essentially even with the 2005 quarter, mostly reflecting lower help-wanted advertising. The division’s quarterly loss of $1.8 million included a $700,000 write-down of an investment the division has in a company that produces interactive entertainment. Excluding the write-down, the division’s results improved by 20 percent over the 2005 period.

          EBITDA (income from continuing operations before accounting change, interest, taxes, depreciation and amortization) in the fourth quarter of 2006 was $84.8 million, compared with $60.1 million in the 2005 period. After-Tax Cash Flow was $50.3 million compared to $38.7 million in the prior year. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $26 million, compared with $13 million in the prior-year period. These increases primarily reflect the presence of the new NBC stations and Political revenues in the Broadcast Division.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook

          In the first quarter of 2007, the Publishing Division expects revenues to be even with the prior year, or slightly increased, reflecting continued solid Retail advertising revenue growth and softer Classified and National advertising. The Broadcast Division expects same-store time sales to be even or slightly ahead of last year, with Local time sales offsetting a decline in National time sales and the absence of Political revenues. The Interactive Media Division expects revenue growth of approximately 40 percent.

          Conference Call and Webcast

          The company will hold an earnings conference call with financial analysts today at 2 p.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-884-5695 about 10 minutes prior to the 2 p.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at http://www.mediageneral.combeginning at 4 p.m. today. A telephone replay is also available, beginning at 4 p.m. and ending at 4 p.m. February 7, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 83499100.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share amounts)	Fourteen Weeks Ending Dec. 31, 2006	Thirteen Weeks Ending Dec. 25, 2005	Fifty-Three Weeks Ending Dec. 31, 2006	Fifty-Two Weeks Ending Dec. 25, 2005

Revenues	$294,696	$233,896	$983,189	$876,377
Operating costs:
Production	117,577	93,821	420,368	372,453
Selling, general and administrative	94,042	79,606	350,246	318,341
Depreciation and amortization	18,194	14,879	71,096	61,971

Total operating costs	229,813	188,306	841,710	752,765

Operating income	64,883	45,590	141,479	123,612

Other income (expense):
Interest expense	(16,020)	(7,452)	(48,505)	(29,408)
Investment income (loss) - unconsolidated affiliates	2,309	(1,210)	10,598	1,119
Gain on sale of Denver	—	—	—	33,270
Other, net	(586)	868	323	2,454

Total other income (expense)	(14,297)	(7,794)	(37,584)	7,435

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	50,586	37,796	103,895	131,047
Income taxes	18,529	13,927	38,493	49,934

Income from continuing operations before cumulative effect of change in accounting principle	32,057	23,869	65,402	81,113
Discontinued operations:
Income from discontinued operations (net of tax)	345	1,098	2,611	1,298
Net gain on sale of discontinued operations (net of tax)	(773)	—	11,029	—
Cumulative effect of change in accounting principle (net of tax)	—	—	—	(325,453)

Net income (loss)	$31,629	$24,967	$79,042	$(243,042)

Net income (loss) per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$1.36	$1.01	$2.77	$3.45
Discontinued operations	(0.02)	0.05	0.58	0.05
Cumulative effect of change in accounting principle	—	—	—	(13.83)

Net income (loss)	$1.34	$1.06	$3.35	$(10.33)

Net income (loss) per common share - assuming dilution:
Income from continuing operations before cumulative effect of change in accounting principle	$1.35	$1.00	$2.75	$3.40
Discontinued operations	(0.02)	0.05	0.57	0.05
Cumulative effect of change in accounting principle	—	—	—	(13.63)

Net income (loss)	$1.33	$1.05	$3.32	$(10.18)

Weighted-average common shares outstanding:
Basic	23,610	23,575	23,597	23,527
Diluted	23,789	23,852	23,784	23,884

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended December 31, 2006
Consolidated revenues	$161,216	$128,079	$7,140	$(1,739)	$294,696

Segment operating cash flow	$42,114	$51,939	$(611)		$93,442
Allocated amounts:
Equity in net loss of unconsolidated affiliate			(18)		(18)
Write-off of investment			(700)		(700)
Depreciation and amortization	(5,820)	(5,812)	(435)		(12,067)

Segment profit (loss)	$36,294	$46,127	$(1,764)		80,657

Unallocated amounts:
Interest expense					(16,020)
Investment income-SP Newsprint					2,327
Acquisition intangibles amortization					(4,904)
Corporate expense					(8,113)
Other					(3,361)

Consolidated income from continuing operations before income taxes					$50,586

Quarter Ended December 25, 2005
Consolidated revenues	$155,856	$73,572	$5,744	$(1,276)	$233,896

Segment operating cash flow	$45,633	$25,733	$(768)		$70,598
Allocated amounts:
Equity in net loss of unconsolidated affiliate			(302)		(302)
Depreciation and amortization	(5,119)	(4,014)	(260)		(9,393)

Segment profit (loss)	$40,514	$21,719	$(1,330)		60,903

Unallocated amounts:
Interest expense					(7,452)
Investment loss-SP Newsprint					(908)
Acquisition intangibles amortization					(4,164)
Corporate expense					(7,288)
Other					(3,295)

Consolidated income from continuing operations before income taxes					$37,796

Twelve Months Ended December 31, 2006
Consolidated revenues	$601,144	$361,472	$27,179	$(6,606)	$983,189

Segment operating cash flow	$144,048	$121,869	$(1,710)		$264,207
Allocated amounts:
Equity in net income of unconsolidated affiliate			77		77
Write-off of investment			(700)		(700)
Depreciation and amortization	(24,876)	(21,482)	(1,483)		(47,841)

Segment profit (loss)	$119,172	$100,387	$(3,816)		215,743

Unallocated amounts:
Interest expense					(48,505)
Investment income-SP Newsprint					10,521
Acquisition intangibles amortization					(18,155)
Corporate expense					(39,997)
Other					(15,712)

Consolidated income from continuing operations before income taxes					$103,895

Twelve Months Ended December 25, 2005
Consolidated revenues	$587,849	$272,875	$20,415	$(4,762)	$876,377

Segment operating cash flow	$151,268	$82,088	$(2,439)		$230,917
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	221		(140)		81
Gain on sale of Denver	33,270				33,270
Depreciation and amortization	(22,709)	(16,337)	(1,429)		(40,475)

Segment profit (loss)	$162,050	$65,751	$(4,008)		223,793

Unallocated amounts:
Interest expense					(29,408)
Investment income-SP Newsprint					1,038
Acquisition intangibles amortization					(16,329)
Corporate expense					(37,785)
Other					(10,262)

Consolidated income from continuing operations before income taxes and cumulative effect of change in accounting principle					$131,047

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	December 31, 2006	December 25, 2005

ASSETS
Current assets:
Cash and cash equivalents	$11,930	$14,977
Accounts receivable-net	139,538	117,638
Inventories	9,650	7,808
Other	41,630	33,649
Assets of discontinued operations	—	115,100

Total current assets	202,748	289,172

Investments in unconsolidated affiliates	84,854	83,227
Other assets	71,117	57,377
Property, plant and equipment - net	490,049	420,111
Excess of cost over fair value of net identifiable assets of acquired businesses - net	935,023	645,437
FCC licenses and other intangibles - net	721,437	480,030

Total assets	$2,505,228	$1,975,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,292	$26,414
Accrued expenses and other liabilities	92,712	81,719
Income taxes payable	4,516	—
Liabilities of discontinued operations	—	3,919

Total current liabilities	131,520	112,052

Long-term debt	821,000	389,984
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	281,670	308,129
Other liabilities and deferred credits	238,358	154,043
Stockholders’ equity	937,360	915,826

Total liabilities and stockholders’ equity	$2,505,228	$1,975,354

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

(Unaudited, in thousands)	Fourteen Weeks Ending Dec. 31, 2006	Thirteen Weeks Ending Dec. 25, 2005	Fifty-Three Weeks Ending Dec. 31, 2006	Fifty-Two Weeks Ending Dec. 25, 2005

Income from continuing operations before cumulative effect of change in accounting principle*	$32,057	$23,869	$65,402	$81,113
Interest	16,020	7,452	48,505	29,408
Taxes	18,529	13,927	38,493	49,934
Depreciation and amortization	18,194	14,879	71,096	61,971

EBITDA from continuing operations before cumulative effect of change in accounting principle*	$84,800	$60,127	$223,496	$222,426

Income from continuing operations before cumulative effect of change in accounting principle*	$32,057	$23,869	$65,402	$81,113
Depreciation and amortization	18,194	14,879	71,096	61,971

After-tax cash flow*	$50,251	$38,748	$136,498	$143,084

After-tax cash flow*	$50,251	$38,748	$136,498	$143,084
Capital expenditures	24,229	25,700	93,896	74,424

Free cash flow	$26,022	$13,048	$42,602	$68,660

*	Year to date includes a $33.3 million ($19.4 million after tax) gain on the 2005 sale of the Company’s investment in
The Denver Post Corporation.

SOURCE  Media General, Inc.
          -0-                                                            01/31/2007
          /CONTACT:  Investors: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General/
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com /
          /Web site:  http://www.mediageneral.com /
          (MEG)